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                                                                     EXHIBIT 3.1
                            CERTIFICATE OF INCORPORATION
                                         OF
                               TROY GROUP NEWCO, INC.



                                     ARTICLE I.

     The name of this corporation is Troy Group Newco, Inc. (the "Company").


                                    ARTICLE II.

     The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.


                                    ARTICLE III.

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                    ARTICLE IV.

     The aggregate number of shares of stock which the Company shall have authority to issue is fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of common stock, $0.01 par value (the "Common Stock"), and five million (5,000,000) shares of preferred stock, $0.01 par value (the "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.


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                                     ARTICLE V.

     The name and mailing address of the incorporator is:


     Name                          Mailing Address
     ----                          ---------------

     Deanna Counsell               Oppenheimer Wolff & Donnelly LLP
                                   45 South Seventh Street
                                   Suite 3400
                                   Minneapolis, MN  55402


                                    ARTICLE VI.

     Any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding voting stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.


                                    ARTICLE VII.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Company.


                                   ARTICLE VIII.

     The Company shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other company, partnership, joint venture, trust, employee benefit plan or other enterprise; provided, however, that the Company shall not indemnify any director or officer in connection with any action by such director or officer against the Company unless the Company shall have consented to such action. The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification to employees and agents of the Company similar to those conferred in this
Article VIII to directors and officers of the Company. No amendment or repeal of this Article VIII shall apply to or have any


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effect on any right to indemnification provided hereunder with respect to any acts or omission occurring prior to such amendment or repeal.


                                    ARTICLE IX.

     No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


                                     ARTICLE X.

     The Company reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                    ARTICLE XI.

     Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.


     The undersigned being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate, hereby declaring and certifying that this is the undersigned's act and deed and the facts herein stated are true, and accordingly has hereunto set the undersigned's hand this 21st day of April, 1998.

                                        /s/ Deanna Counsell
                                        --------------------------------------
                                        Deanna Counsell, Incorporator


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